Exhibit 10.1

RESTRICTED STOCK UNIT GRANT AGREEMENT

Kairos Pharma, Ltd.

THIS RESTRICTED STOCK GRANT AGREEMENT (“Agreement”) is entered into as of the ________ day of _____________, 202__ (the “Date of Issuance”)

BETWEEN:

Kairos Pharma, Ltd., a company incorporated pursuant to the laws of the State of Delaware

(the “Company”)

AND:

_______________________________________________________

(the “Participant”).

WHEREAS:

A. A majority of the holder of the Company’s common stock (the “Majority Stockholders”) and the Board of Directors of the Company (the “Board”) have approved and adopted the Kairos Pharma, Ltd. 2023 Equity Incentive Plan (the “2023 Plan”), pursuant to which the Board is authorized to issue to employees and other selected persons restricted stock units (“RSUs”), with each RSU equaling one share of the Company’s common stock, $0.001 par value per share (“Common Stock”) upon vesting; and

B. The Board has authorized the grant to Participant of a total of [           ] RSUs.

NOW THEREFORE, the Company agrees to issue to the Participant, upon the terms and conditions set forth herein and in the 2023 Plan, [      ] RSUs, vesting in three substantially equal installments on the anniversary date of the grant. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the 2023 Plan.

1. Vesting Schedule. The Participant’s interest in the RSUs shall vest in accordance with Exhibit A hereto. In the event of a Change of Control, merger or sale of all or substantially all of the assets of the Company, the vesting schedule shall accelerate and any shares not yet vested and issued shall be issued commensurate with the closing of that event.

2. Transfer Restrictions.

a. The RSUs granted hereunder may not be exercised, sold, pledged, or otherwise transferred until the RSUs (or a portion thereof) become vested in accordance with Exhibit A. The period of time between the date hereof and the date the RSUs become vested is referred to herein as the “Restriction Period.”

b. If the Participant’s relationship with the Company is terminated by the Company for cause (as determined in the sole discretion of the Company) or voluntarily by the Participant, the balance of the RSUs subject to the provisions of this Agreement which has not vested at the time of the termination of the Participant’s relationship with the Company shall be forfeited by the Participant.

3. Investment Intent. By accepting the RSUs, the Participant represents and agrees that none of the RSUs issued pursuant to the 2023 Plan will be distributed in violation of applicable federal and state laws and regulations. In addition, the Company may require, as a condition of issuing the RSUs, that the Participant execute an undertaking, in such a form as the Company shall reasonably specify, that the RSUs are being obtained only for investment and without any then-present intention to sell or distribute such shares.

4. Share Issuance. Upon vesting, and following the Participant’s exercise of the RSUs, the Company shall provide the Company’s transfer agent with instructions to issue Common Stock to the Participant within ten (10) business days of vesting thereof.

5. Changes in Stock. In the event of a stock dividend, stock split or other change in the Common Stock, any unexercised RSUs shall be adjusted to reflect said event.

6. Resale Restrictions May Apply. Any resale of the shares of Common Stock received upon exercise of the RSUs will be subject to resale restrictions contained in the securities legislation applicable to the Participant. The Participant acknowledges and agrees that the Participant is solely responsible (and the Company is not in any way responsible) for compliance with applicable resale restrictions.

7. Subject to the 2023 Plan. The terms of the RSUs are subject to the provisions of the 2023 Plan, as the same may from time to time be amended, and any inconsistencies between this Agreement and the 2023 Plan, as the same may be from time to time amended, shall be governed by the provisions of the 2023 Plan, a copy of which is available for inspection at the principal offices of the Company.

8. Professional Advice. The acceptance of the RSUs and the sale of any stock received upon vesting of such RSUs may have consequences under federal and state tax and securities laws which may vary depending upon the individual circumstances of the Participant. Accordingly, the Participant acknowledges that he or she has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and his or her dealings with respect to the RSUs.

9. 2023 Plan Controls. Whether or not any RSUs, or other form of equity incentive shares, are to be granted under this 2023 Plan shall be exclusively within the discretion of the Administrator of the 2023 Plan, and nothing contained in the 2023 Plan shall be construed as giving any person any right to participate under the 2023 Plan. The grant of RSUs shall in no way constitute any form of agreement or understanding binding on the Company or any Affiliate with a Participant, for any length of time, nor shall it interfere in any way with the Company’s or, where applicable, an Affiliate’s right to terminate the Participant’s relationship with the Company at any time, which right is hereby reserved.

10. Entire Agreement. This Agreement is the only agreement between the Participant and the Company with respect to the RSUs, and this Agreement and the 2023 Plan supersede all prior and contemporaneous oral and written statements and representations and contain the entire agreement between the parties with respect to the RSUs.

11. Notices. Any notice required or permitted to be made or given hereunder shall be mailed or delivered personally to the addresses set forth below, or as changed from time to time by written notice to the other:

The Company:	Kairos Pharma, Ltd.
2355 Westwood Blvd., #139
Los Angeles CA 90064
Attention: Chief Executive Officer

With a copy to:	Dorsey & Whitney LLP
51 W. 52nd Street
New York, NY 10022
Attention: Megan J. Penick Esq.

The Participant:	_____________________
_____________________
_____________________

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

Kairos Pharma, Ltd.,

By:
John S. Yu, M.D.
Chairman and Chief Executive Officer

[Participant’s print name]

[Participant’s SS/Tax ID # Number]

EXHIBIT A

TERMS OF RESTRICTED STOCK UNIT GRANT

Name of the Participant:	[*]

Date of Grant:

Designation:	Restricted Stock Units

1. Vesting Annually in one third increments

2. Vesting Dates: